May 20, 2010
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.,
REPORTS APRIL 2010 OPERATING DATA,
BOARD MAINTAINS QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“April’s statistics confirmed the continuing, measured improvement in our monthly statistics,” stated CEO Paul Reilly. “Boosted by resurging Private Client Group activity, fees and commissions increased 38 percent over last April and 3 percent over the vibrant prior month. Financial assets under management were up 42 percent over last year and 3 percent over the prior month, but recent market declines may be indicating the long-expected correction.

“Underwriting activity is still good although down from March’s extraordinary activity. Total client assets are at a record level. While Raymond James Bank is producing numerous new loans, total loans still declined marginally as payoffs have remained at historically high levels. If the equity market declines materially, we expect favorable comparisons will be interrupted during the correction.”

In addition, the Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.11 per share, payable July 15, 2010, to shareholders of record on July 1. This is the 25th consecutive year in which Raymond James has paid its shareholders a dividend.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more  than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $246 billion, of which $32.8 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, which are available on raymondjames.com and sec.gov.

	April 2010	April 2009	March 2010
	(21 business days)	(21 business days)	(23 business days)

Securities commissions/fees (1)	$ 179.0 mil.	$ 129.9 mil	$ 174.2 mil.

Financial Assets Under Management (excluding Money Market Funds) (2)	$ 30.1 bil.	$ 21.2 bil	$ 29.3 bil.

# of managed/co-managed underwritings (3)	8	7	17

Total customer assets under administration	$ 246.2 bil.	$ 182.8 bil.	$ 242.4 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 7.5 bil.	$ 6.2 bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2)    This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3) This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.